Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact: Phone: Fax:	Peter J. Meier, CFO (610) 359-6903 (610) 359-6906

ALLIANCE BANCORP, INC. OF PENNSYLVANIA REPORTS FIRST QUARTER RESULTS AND REGULAR QUARTERLY CASH DIVIDEND.

Broomall, Pennsylvania.  April 24, 2009 – Alliance Bancorp, Inc. of Pennsylvania (the “Company”) (NASDAQ Global Market:  ALLB) announced today results for the quarter ended March 31, 2009.  The Company also announced that its Board of Directors has declared a regular quarterly cash dividend on the common stock of the Company of $.03 per share, payable on May 22, 2009 to shareholders of record at the close of business on May 8, 2009.

The Company reported net income of $411,000 or $.06 per share for the quarter ended March 31, 2009 as compared to net income of $42,000 or $.01 per share for the quarter ended March 31, 2008.  Net interest income increased $288,000 or 11.3% to $2.8 million, while other income increased $333,000 to $290,000 for the quarter ended March 31, 2009 as compared to the same period in 2008.  Other expenses increased $159,000 or 6.5% to $2.6 million while the provision for loan losses decreased $90,000 for the quarter ended March 31, 2009 as compared to the same period in 2008.  The provision for income taxes increased $183,000 for the quarter ended March 31, 2009 as compared to the same period in 2008.

Mr. Dennis D. Cirucci, President and Chief Executive Officer of the Company, stated “The Board of Directors and management are pleased to report the improvement in earnings for the March quarter, particularly in light of the turmoil in the financial industry and credit markets.  These solid results, along with our strong capital position, permit us not only to continue with the payment of our regular quarterly dividend but also to continue with our previously announced 292,000 share repurchase program.”   Mr. Cirucci went on to state that “At a time when much of the banking industry finds itself contracting due to its need for additional capital, our Company is well positioned to continue to execute prudent growth and opportunistic share repurchases.  Over the next several years, we expect federal bank regulators to require banks to maintain higher capital ratios and we will manage our capital and balance sheet growth in anticipation of such requirements.  We are also committed to continuing our effort to control operating expenses and, as such, do not anticipate implementing a stock option or stock recognition plan in 2009 or 2010.”

The increase in net interest income was due to an $804,000 or 24.1% decrease in interest expense, which was partially offset by a $516,000 or 8.8% decrease in interest income.  The decrease in interest expense was primarily due to a decrease in interest expense on customer deposits, while the decrease in interest income was primarily due to a decrease in interest income on investment and mortgage-backed securities as well as interest income on balances due from depository instituions.

The increase in other income was due to a prior-year impairment charge of $363,000 taken on certain mutual fund investments during the quarter ended March 31, 2008.  The increase in other expenses primarily resulted from an increase in professional fees and FDIC deposit insurance premiums.  The decrease in the provision for loan losses was primarily due to a prior-year additional reserve recorded on a commercial loan which was subsequently charged-off in December 2008.  The increase in the provision for income taxes was due to the tax effects of the prior-year impairment charge and additional loan loss provision which impacted taxable earnings.

The Company’s total assets increased $3.9 million or 0.9% to $428.0 million at March 31, 2009 as compared to $424.1 million at December 31, 2008.  Cash and cash equivalents increased $8.4 million or 23.0% to $36.7 million, investment and mortgage-backed securities decreased $9.9 million or 10.5% to $84.1 million and net loans receivable increased $3.5 million or 1.3% to $282.0 million at March 31, 2009.  Customer deposits increased $4.0 million or 1.2% to $335.7 million at March 31, 2009 from $331.7 million at December 31, 2008.  Total stockholders’ equity amounted to $49.0 million or 11.4% of total assets at March 31, 2009.  Nonperforming assets increased $3.8 million to $10.8 million or 2.5% of total assets at March 31, 2009 as compared to $7.0 million or 1.6% of total assets at December 31, 2008.  This increase was primarily due to the placement of a $3.9 million residential real estate construction loan on non-accrual.  The loan is secured by 18 substantially completed condominium units, 2 of which have been sold and settled, located in center city Philadelphia.  The nonperforming assets at March 31, 2009 included $2.6 million in single-family residential real estate loans, $2.6 million in commercial real estate loans, $3.9 million in a real estate construction loan, $81,000 in consumer loans and $1.6 million in other real estate owned.  The allowance for loan losses was $3.24 million or 35.2% of nonperforming loans at March 31, 2009 as compared to $3.17 million or 45.3% at December 31, 2008.

Alliance Bancorp, Inc. of Pennsylvania is the holding company for Alliance Bank, a Pennsylvania chartered, FDIC-insured savings bank headquartered in Broomall, Pennsylvania.  Alliance Bank operates nine full-service branch offices located in Delaware and Chester Counties, Pennsylvania.

This news release contains forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend’” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties.  A number of factors – many of which are beyond the Company’s control – could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  The Company’s reports filed from time-to-time with the Securities and Exchange Commission describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company’s business and operations.  Forward-looking statements speak only as of the date they are made.  The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

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ALLIANCE BANCORP, INC. OF PENNSYLVANIA

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share data)

	Three Months Ended
	March 31,
	2009	2008
Interest income	$5,366	$5,882
Interest expense	2,538	3,342
Net interest income	2,828	2,540
Provision for loan losses	75	165
Other income (loss) (1)	290	(43)
Other expenses	2,608	2,449
Income (loss) before income taxes	435	(117)
Income tax expense (benefit) (2)	24	(159)
Net income	$ 411	$ 42

Basic earnings per share	$0.06	$0.01
_________________________
(1) 2008 Other income (loss) includes a pre-tax impairment charge on certain mutual funds of $363,000.

(2) 2008 Income tax expense (benefit) includes a $164,000 benefit related to the impairment charge and additional loan loss provision.

UNAUDITED SELECTED CONSOLIDATED FINANCIAL DATA
(In thousands)

	March 31,	December 31,
	2009	2008
Total assets	$428,044	$424,110
Cash and cash equivalents	36,741	28,308
Investment and mortgage-backed securities	84,081	93,991
Loans receivable - net	281,964	278,437
Deposits	335,688	331,701
Borrowings	37,038	37,198
Total stockholders' equity	49,009	48,899

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